                                                                 Exhibit 4.02

                               EMC HOLDINGS, INC.
                            (a Delaware corporation)

                             STOCKHOLDERS AGREEMENT

                                      among

                                the Stockholders

                                  listed on the

                        Schedules of Stockholders hereto,

                        Merrill Lynch Interfunding Inc.,

                               EMC Holdings, Inc.

                         Employee Stock Ownership Trust

                                       and

                               EMC Holdings, Inc.


                          Dated as of October 26, 1989

                                Table of Contents

                                                                                           Page
                                                                                           ----
Article I.           Interpretation

        1.1          Certain Definitions...............................................      4

Article II.          Management Agreements

        2.1          General...........................................................     14
        2.2          Conduct of Business...............................................     15
        2.3          Restated Certificate of Incorporation
                         of Holdings...................................................     15
        2.4          By-Laws of Holdings...............................................     15
        2.5          Change of Circumstances...........................................     15
        2.6          Significant Transactions..........................................     16

Article III.         Board of Directors

        3.1.1        Election of Directors.............................................     22
        3.1.2        Committees of the Board of Directors..............................     24
        3.1.3        Meetings of the Board of Directors
                         and Observer..................................................     25
        3.2          Removal Without Cause.............................................     26
        3.3          Removal for Cause.................................................     27
        3.4          Vacancies on the Board............................................     27
        3.5          Agreement to Cooperate............................................     28
        3.6          Conflicting Charter or By-Laws Provisions.........................     28
        3.7          Board of EMC......................................................     28
        3.8          Application of Articles II and III................................     28

Article IV.          Reservation of Shares; Restrictions
                     on Transfer

        4.1          Reserved Shares...................................................     29
        4.2          Limitations as to Transferees.....................................     29

Article V.           No Dilution; Reissuance of Shares

        5.1          No Dilution.......................................................     31
        5.2          Reissuance of Shares..............................................     33

Article VI.          Registration Rights

        6.1.1        Registration Rights; Demand
                         Registration Rights...........................................     34
        6.1.2        Limitation on Number of Filings...................................     38
        6.1.3        Demand Registration Expenses......................................     38
        6.1.4        Securities Included...............................................     38
        6.1.5        Priorities of Offering............................................     39
        6.2.1        Piggyback Registration............................................     41
        6.2.2        Piggyback Registration Expenses...................................     42
        6.2.3        Priorities in Offering............................................     42
        6.2.4        Notice to Certain Holders.........................................     43

                                                                                           Page
                                                                                           ----
        6.3          Repayment of Indebtedness.........................................     43
        6.4          Rule 144..........................................................     43
        6.5          Registration Procedures...........................................     44

Article VII.         Rights of Inclusion and Rights of First Offer

        7.1          Rights of Inclusion...............................................     50
        7.2          Right of First Offer..............................................     54
        7.3          Application of Article VII........................................     57

Article VIII.        Certain Covenants of Holdings

        8.1          No Transfers of Shares on Books...................................     58
        8.2          Financial Statements..............................................     58
        8.3          Certain Prohibited Transferees....................................     59

Article IX.          Certain Additional Covenants

        9.1          Transfers Generally...............................................     60

Article X.           Term

        10.1         Term..............................................................     61

Article XI.          Acknowledgement by EMC

        11.1         Acknowledgement...................................................     62

Article XII.         Puts and Calls

        12.1         Calls.............................................................     62
        12.2         Puts..............................................................     63
        12.3         No Interference with Put Option...................................     63
        12.4         Certain Delays in the Exercise of
                     the Put Option....................................................     65

Article XIII.        Parties

        13.1         Parties...........................................................     66

Article XIV.         Miscellaneous

        14.1         Amendment; Modification; Etc......................................     67
        14.2         Governing Law.....................................................     67
        14.3         Execution in Counterparts.........................................     67
        14.4         Notices...........................................................     68
        14.5         Entire Agreement; Headings........................................     68
        14.6         Assignment........................................................     69
        14.7         Specific Enforcement; Other Remedies..............................     69

                                                                            Page
                                                                            ----
Annex A              Third Restated Certificate of Incorporation of
                     Holdings
Annex B              By-Laws of Holdings

SCHEDULE 1:          MANAGEMENT STOCKHOLDERS
SCHEDULE 2:          MLCP INVESTORS
SCHEDULE 3:          OTHER INVESTORS
             ANNEXES AND SCHEDULES WILL BE AVAILABLE UPON REQUEST

                             STOCKHOLDERS AGREEMENT

               STOCKHOLDERS AGREEMENT, dated as of October 25, 1989, among the persons listed on Schedule 1 hereto (the "Management Stockholders"), the various partnerships and corporations listed on Schedule 2 hereto (the "MLCP Investors"), MERRILL LYNCH INTERFUNDING INC., a Delaware corporation ("Interfunding"), the institutions listed on Schedule 3 hereto (the "Other Investors"), EMC HOLDINGS, INC., a Delaware corporation ("Holdings"), and the EMC HOLDINGS, INC. EMPLOYEE STOCK OWNERSHIP TRUST (the "ESOT"). The Other Investors, Interfunding and the MLCP Investors are collectively referred to as the "Institutional Investors."

                               W I T N E S S E T H

               WHEREAS, as of the date hereof, Holdings is authorized by its Third Amended and Restated Certificate of Incorporation to issue capital stock consisting of 25,000,000 shares of Class A common stock, par value $.0001 (the "Class A Shares"), 17,000,000 shares of Class B Common Stock, par value $. ("Class B Shares"), and 1,000,000 shares of blank check preferred stock, of which 250,000 shares are authorized as 10.19% Convertible Preferred Stock par value $.0001 ("Preferred Shares") (Class A Shares and Class B Shares being hereinafter collectively referred to as "Common Shares"), all of such Common Shares and Preferred Shares having the voting powers, designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions set forth in

Holdings' Third Amended and Restated Certificate of Incorporation;

               WHEREAS, the parties hereto have entered into this Agreement and related transactions in order to accomplish a recapitalization of Holdings and a restructuring of the ownership of Holdings (collectively the "Recapitalization and Restructuring"), following the consummation of which each of the parties hereto (other than Holdings) will own the number and class of equity securities of Holdings set forth opposite its respective name on Schedule 4 hereto;

               WHEREAS, in connection with the Recapitalization and Restructuring, each of the Management Stockholders has entered into a separate Exchange and Repurchase Agreement, each dated as of October 25, 1989 (collectively, the "Management Subscription Agreements") with Holdings; the MLCP Investors have each entered into a separate Merrill Lynch Common Stock Subscription Agreement dated as of October 25, 1989 (the "Merrill Lynch Subscription Agreements") with Holdings; the Other Investors in their capacity as the purchasers under the Note and Warrant Purchase Agreements dated as of October 25, 1989 (collectively the "Note and Warrant Agreements") between Holdings and the Other Investors, acquired warrants to purchase up to 5,956,079 Class B Shares (the "Warrants"); interfunding has entered into a Stock Purchase Agreement dated October 25, 1989 (the "Interfunding Subscription Agreement") with Holdings; the ESOT has entered into a Preferred Stock Purchase Agreement with Holdings and a separate Common Stock Purchase Agreement with certain stockholders of Holdings, each dated as of October 25, 1989 (such agreements being collectively the "ESOT Purchase Agreements"); and Holdings has made a capital contribution to the ESOT of 50,000 Preferred Shares;

               WHEREAS, Holdings is the sole record and beneficial owner of all of the outstanding shares of common stock, without par value (the "EMC Shares"), of Education Management Corporation, a Pennsylvania corporation ("EMC"); and

               WHEREAS, the parties wish to define their respective rights, duties and obligations in connection with the ownership and management of Holdings.

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree, intending to be legally bound, as follows:


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
                                    ARTICLE I

                                 Interpretation

               1.1 Certain Definitions. For the purposes of this Agreement, the following terms have the following meanings, respectively:

               "Act" means the Securities Act of 1933, as amended.

               "Adjusted Purchase Price", as of any date with respect to any Common Shares, means the purchase price, whether actual or imputed, per share as set forth in the applicable Subscription Agreement, or any other agreement or plan pursuant to which such Common Shares were issued, adjusted to account for stock splits, stock dividends and reverse stock splits, if any.

               "Affiliate", with respect to any Person, means any director or officer of such Person, any corporation, association, firm or other entity of which such Person (or any officer or director of such Person) is a member, director or officer, the spouse of such Person (or of any officer or director of such Person), either parent of such Person (or of any officer or director of such Person) or of such Person's spouse (or of the spouse of any officer or director of such Person), any descendant of any such parent, any relative of such Person (or of any officer or director of such Person) who has the same home as such Person (or as any officer or director of such Person), and any other Person, directly or indirectly controlling, controlled by, or under common control with, such Person. For the purpose of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

               "Agreement" means this Agreement, as amended from time to time.

               "Bankruptcy Law" is Title 11, U.S. Code or any similar federal, state or local law for the relief of debtors.

               "Base Rate" is, for any period, a fluctuating interest rate per annum, calculated for the actual number of days elapsed in a 365- or 366-day year, as shall be in effect from time to time during such period, which rate per annum shall at all times be equal to the rate of interest publicly announced by Pittsburgh National Bank, in Pittsburgh, Pennsylvania, from time to time, as its prime rate.

               "Board" means the Board of Directors of Holdings. "Class A Shares" is defined in the introduction to this Agreement.

               "Class B Shares" is defined in the introduction to this Agreement.

               "Closing Date" means the last closing date to occur in connection with the purchases and sales of Common Shares and securities convertible into or exchangeable for Common Shares under the Subscription Agreements, the Note and Warrant Agreements and the ESOT Purchase Agreements, but in no event later than the closing date of the Note and Warrant Purchase Agreements.

               "Code" means the Internal Revenue Code of 1986, as amended from time to time.

               "Commission" means the U.S. Securities and Exchange Commission and any successor federal agency having similar powers.

               "Common Shares" is defined in the introduction to this Agreement.

               "Custodian" is any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. "EMC" is defined in the introduction to this Agreement.

               "EMC Shares" is defined in the introduction to this Agreement.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

               "ESOP" is the EMC Holdings, Inc. Employee Stock Ownership Plan.

               "ESOT" is defined in the introduction to this Agreement.

               "ESOT Purchase Agreements" is defined in the introduction to this Agreement.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "Fair Market Value" of any Common Shares (other than Common Shares owned by the ESOT) means the value ascribed to such shares by an appraisal thereof performed promptly after the event giving rise to the need to value Common Shares by a nationally-recognized investment banking firm selected as follows: first, the Institutional Investors shall select three nationally-recognized investment banking firms (none of which may be an Institutional Investor or an Affiliate of an Institutional Investor); and second, Holdings shall then select one of such three investment banking firms (the "Appraiser") to perform the appraisal with the cost of such appraisal being borne by Holdings. With respect to Common Shares owned by the ESOT, "Fair Market Value" shall be determined as set forth in the immediately preceding sentence; provided, that the Appraiser shall be an independent appraiser as defined in Code Section 401(a)(28)(C). In determining Fair Market Value of any Common Shares, and solely for such purpose, the Appraiser shall treat the Preferred Shares as debt or as the Common Shares into which they are convertible, whichever shall yield the highest value to the Preferred Shares. "Holder" is any Person who or which is a beneficial owner of Common Shares or Warrants.

               "Holdings" is defined in the introduction to this Agreement.

               "Initial Public Offering" means the first Public Offering.

               "Institutional Investors" is defined in the introduction to this Agreement.

               "Interfunding" is defined in the introduction to this Agreement.

               "Interfunding Subscription Agreement" is defined in the introduction to this Agreement.

               "Management Holder" means the Management Stockholders and each of their successors, assigns and transferees

               "Management Stockholder" is defined in the introduction to this Agreement.

               "Management Subscription Agreements" is defined in the introduction to this Agreement.

               "MLCP Holder" means the MLCP Investors and each of their successors, assigns and transferees.

               "MLCP Investors" is defined in the introduction to this Agreement.

               "MLCP Subscription Agreements" is defined in the introduction to this Agreement.

               "Note and Warrant Agreements" is defined in the introduction to this Agreement.

               "Other Investors" is defined in the introduction to this Agreement.

               "Permitted Transferees" has the meaning given to it in the Subscription Agreements pursuant to which the Common Shares being transferred were originally acquired and with respect to the Other Investors, shall mean (i) any entity which is a subsidiary of any Other Investor, (ii) any entity of which any Other Investor is a subsidiary, (iii) any entity which is a subsidiary of an entity referred to in clause (i) or (ii) above or this clause (iii) and (iv) any financial institution to which National Union Fire Insurance Company of Pittsburgh, Pa. ("NUFIC") shall sell or otherwise transfer Common Shares or Warrants during the six-month period commencing on the Closing Date; provided,
(i) that the aggregate number of Common Shares or Warrants sold or otherwise transferred by NUFIC pursuant to subclause (iv) above shall not in the aggregate exceed 744,436 Common

Shares or Warrants exercisable therefor and (ii) each such transfer shall be made only after consultation with Holdings.

               "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

               "Public Distribution" means a Public Offering of Common Shares at the conclusion of which (i) Holdings is required to register the Common Shares under Section 12(b) or (g) of the Exchange Act and (ii) 25% of the outstanding Common Shares shall have been sold to the public pursuant to one or more effective registration statements under the Act.

               "Public Offering" means a public offering of securities of Holdings pursuant to an effective registration statement under the Act.

               "Registrable Securities" means, subject to the provisions of
Section 6 hereof, (a) Common Shares issued on the Closing Date pursuant to the Management Subscription Agreements or the MLCP Subscription Agreements, (b) Common Shares now or hereafter held by the ESOT, (c) Common Shares issued or issuable pursuant to the Warrants, (d) Common Shares issued or issuable pursuant to stock options hereafter granted to employees of Holdings and (e) Common Shares and other securities that may be issued or distributed in respect of (a),
(b), (c) or (d) above or this clause (e) by way of stock dividend or stock split or other distribution, recapitalization or reclassification, or in a merger or consolidation. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been distributed to the public pursuant to Rule 144 (or any successor provision under the Act), (iii) they shall have been otherwise transferred, new certificates therefor not bearing a legend restricting further transfer shall have been delivered by Holdings and subsequent disposition of them shall not require their registration under the Act or (iv) they shall have ceased to be outstanding (except that Registrable Securities which are acquired by Holdings and reissued in accordance with the By-Laws of Holdings and Section 5.2 hereof shall again become Registrable Securities upon such reissuance).

               "Registration Expenses" means all expenses incident to Holdings' performance of or compliance with Section 6 hereof, including, without limitation, all registration, filing and NASD fees, all fees and expenses of complying with securities and blue sky laws, all word processing, duplicating and printing expenses, all messenger and delivery expenses, the fees and disbursements of counsel for Holdings and its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, the premiums and other costs of insurance policies against liabilities arising out of the Public Offering of the Registrable Securities being registered, the reasonable fees and disbursements of counsel (other than house counsel) for the Holders on whose behalf Registrable Securities are being registered, and any fees and expenses of underwriters customarily paid by issuers, but excluding underwriting discounts and commissions and applicable transfer and documentary stamp taxes, if any, which shall be borne by the seller of the securities in all cases.

               "Requesting Holder" means the Holder of Registrable Securities requesting registration of such securities pursuant to Section 6.1.1 or 6.2.1 hereof.
               "Restricted Payments" means dividends on or purchases, redemptions or retirements for value, or the making of any payment or the setting apart of any fund by Holdings or any of its Subsidiaries on the account of the purchase, redemption or other acquisition or retirement for value of, any capital stock of Holdings or any Affiliate of Holdings or any warrants, rights or options to purchase or acquire any such capital stock other than (i) on account of capital stock held by the ESOT, (ii) as permitted hereunder, including without limitation any such dividend, purchase, redemption, retirement or payment or setting apart expressly permitted under Sections 4.1, 4.2, 5.1, 5.2, 6.1.1, 7.1, 7.2, 12.1 and 12.2 hereof and under any Subscription Agreement and (iii) repurchases, redemptions, and cancellations of options with respect to Common Shares held by current or former employees of Holdings and its Subsidiaries in accordance with the applicable Management Subscription Agreements in the amounts permitted under the Senior Indebtedness and the Subordinated Indebtedness, as such provisions may be amended from time to time.

               "Senior Indebtedness" means the indebtedness of Holdings under that certain Credit Agreement, dated as of

October 25, 1989, among Holdings, as borrower, the several banks (the "Banks") who are or become party to such agreement and Pittsburgh National Bank, as agent for the Banks (the "Credit Agreement"), as amended from time to time as provided herein. "Significant Transaction" is defined in Section 2.6 hereof.

               "Specified Defaults" means any of the following:

               (i) the non-payment when due by Holdings or any of its Subsidiaries of principal, interest or other monetary obligations on any indebtedness in an amount in excess of $51.5 million, of Holdings or any of its Subsidiaries; provided, however, that Holdings shall have 30 days to cure a default under the Subordinated Indebtedness or any future indebtedness of Holdings which is by its terms subordinated to the Senior Indebtedness, if any, caused solely by the exercise of a right by a lender under the Senior Indebtedness to prohibit payment of amounts due under the Subordinated Indebtedness, which right arose by reason of a default under a financial covenant contained in the Credit Agreement other than a covenant relating to the maintenance by Holdings of a specified net worth;

               (ii) the acceleration of any indebtedness in an amount in excess of $1.5 million, under any one or more debt instruments of Holdings or any Subsidiary;

               (iii) any failure by Holdings or any of its Subsidiaries to maintain financial covenants relating to net worth under any applicable debt instruments of Holdings or any of its Subsidiaries;

               (iv) any breach by Holdings of Articles V, VI, or XII or Section
        14.1 hereof, which breach remains uncured for a period of 15 days from the date of the event, action or omission giving rise thereto;

               (v) Holdings or any Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                  (A) commences a voluntary case or proceeding,

                  (B) consents to the entry of an order for relief against it in an involuntary case or proceeding,

                  (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

                  (D) makes a general assignment for the benefit of its
               creditors; and

               (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (A) is for relief against Holdings or any Subsidiary in an involuntary case or proceeding,

                  (B) appoints a Custodian of Holdings or any Subsidiary or for all or substantially all of its property, or

                  (C) orders the liquidation of Holdings or any Subsidiary, and in the case of (vi) above, the order or decree remains unstayed and in effect for 120 days.

               "Stockholder" is any party to this Agreement who or which is, or at some future time becomes, a record and beneficial owner of Common Shares.

               "Subordinated Indebtedness" means the indebtedness of Holdings under those certain Note and Warrant Purchase Agreements, among Holdings and each of the purchasers named in the Schedule of Purchasers thereto, dated October 25, 1989, as amended from time to time.

               "Subscription Agreement" means any of the MLCP Subscription Agreements, the Management Subscription Agreements and the Interfunding Subscription Agreement.

               "Subsidiary" with respect to any Person means any corporation of which such Person owns or controls, directly or indirectly, more than 50% of the outstanding stock, which stock by the terms thereof has ordinary voting power to elect a majority of the board of directors.

               "Warrants" is defined in the introduction to this Agreement.

               "Whole Board of Directors" means the total number of directors of Holdings prescribed by Holdings' certificate of incorporation, whether or not there shall be any vacancies on the Board.

                                   ARTICLE II

                              Management Agreements

               2.1 General. The parties hereto confirm that it is their intention that the business and affairs of Holdings and its Subsidiaries shall be managed by its Board of Directors in the best interests of Holdings and its Subsidiaries taken as a whole. In furtherance of the foregoing, the parties hereto agree that, after the Closing Date, neither they nor any of their Affiliates controlled by them will enter into any written or oral contract, agreement or other arrangement to engage in business or enter into any transaction, or will engage in business or enter into any transaction, with Holdings or any of its Subsidiaries other than transactions among Holdings and any of its Subsidiaries or among such Subsidiaries unless the terms and provisions of such contract, agreement or other arrangement or the terms on which such business or transaction is conducted, as the case may be, are substantially equivalent to terms that would have been obtained in an arm's-length relationship. Nothing contained in this
Section 2.1 shall in any manner affect the ability of Holdings or any of its Subsidiaries to perform its obligations under existing contracts.

               2.2 Conduct of Business. The parties hereto agree that, unless otherwise authorized by a vote of at least 80% of the Whole Board of Directors, Holdings will not materially change the fundamental nature of its business as carried on immediately prior to the Closing Date.

               2.3 Restated Certificate of Incorporation of Holdings. Attached hereto as Annex A is a copy of the Third Restated Certificate of Incorporation of Holdings which will be in effect after the Closing Date. The provisions of Annex A are hereby approved by, and made a part of this Agreement among, the parties hereto.

               2.4 By-Laws of Holdings. The Stockholders agree that the By-Laws attached hereto as Annex B will be adopted as the By-Laws of Holdings that will be in effect immediately after the Closing Date. The provisions of Annex B are hereby approved by, and made a part of this Agreement among the parties hereto.

               2.5 Change of Circumstances. The parties hereto acknowledge that the arrangements among themselves, including this Agreement, and the provisions of other arrangements among any of the parties hereto to be in effect immediately after the Closing Date, have been entered into with the agreement of each holder of securities of Holdings (to the extent known to such holders) and that, in the event of a Public Offering or in the event of a public offering pursuant to an effective registration statement under the Act of securities of any Subsidiary of Holdings, at the conclusion of which Holdings or such Subsidiary will have security holders who are not parties to this Agreement, it is expected that appropriate changes in this Agreement (other than with respect to Article VI) may be necessary or advisable (subject to agreement by such parties at such time) in order to accommodate such change in such circumstances; the purpose of this Section 2.5 being to express the parties' understanding that the public sale of securities of Holdings or any of Holdings' Subsidiaries may require revisions to the management and ownership structures set forth herein without committing any party to an alternative structure at this time.

               2.6 Significant Transactions. (a) Notwithstanding the fact that no vote may be required or that a lesser percentage vote may be required by law, by the Third Restated Certificate of Incorporation or By-Laws of Holdings, by any agreement with any national securities exchange or otherwise, any Significant Transaction, as defined in subsection (b) of this Section 2.6, shall require the affirmative vote of a majority of the Whole Board of Directors, provided, that any such majority vote must include the affirmative vote of at least one of either (i) one of the two directors designated by the MLCP Investors or (ii) the director designated by Other Investors pursuant to Section 3.1.1.
hereof.

               (b) The term "Significant Transaction," with respect to Holdings or any of its Subsidiaries, shall mean any of the following actions:

               (A) Any merger or consolidation involving Holdings or any of its Subsidiaries (other than transactions involving the merger or consolidation of a Subsidiary with or into Holdings or with or into a wholly-owned subsidiary of Holdings);

               (B) Any sale, lease, exchange, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions, of all or substantially all of the assets of Holdings, EMC or any of their respective operating Subsidiaries, or the tangible assets constituting 50% or more of the net worth of Holdings and its Subsidiaries, taken as a whole, to or with any person other than Holdings or a wholly-owned Subsidiary;

               (C) Any purchase, lease, exchange or other acquisition of assets (including securities) by Holdings or any of its Subsidiaries, in a single transaction or a series of related transactions, if the amount of consideration paid by Holdings for such assets whether cash, securities or goods, is, or has a fair market value, in excess of $25 million, except purchases of supplies and equipment made in the ordinary and usual course of business;

               (D) Any increase or reduction of Holdings' authorized capital or the creation of any additional class of capital stock of Holdings;

               (E) Any sale or issuance of shares of capital stock of Holdings (or warrants, options or rights to acquire shares of capital stock of Holdings or securities convertible into or exchangeable for capital stock of Holdings) except (i) the sale or issuance of shares, or options to purchase shares of capital stock as permitted hereunder, (ii) the sale or issuance of shares of capital stock of a wholly-owned subsidiary of Holdings to Holdings or another wholly-owned subsidiary of Holdings,
        (iii) the sale or issuance of shares of capital stock of Holdings pursuant to any option plan approved by the Board, but only upon the specific recommendation of the Compensation Committee, including, where required by Section 3.1.2, the affirmative vote of the director nominated by the Other Investors, and (iv) the reissuance of Common Shares purchased from Stockholders as permitted hereunder;

               (F) Any amendment to or modification or repeal of any provision of the Third Restated Certificate of Incorporation or By-Laws of Holdings;

               (G) The declaration or making of any Restricted Payment; and

               (H) The dissolution of Holdings, EMC or any of their respective operating Subsidiaries; the adoption of a plan of liquidation of Holdings, EMC or any of their respective operating Subsidiaries; any motion by Holdings, EMC or any of their respective operating Subsidiaries to commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors.

               (c) If (i) the term of this Agreement shall continue through the tenth anniversary hereof, as provided in Section 10.1 hereof, and (ii) on the day immediately prior to such anniversary the Institutional Investors shall beneficially own 25% or more of the Common Shares, on a fully diluted basis at such time, then notwithstanding anything contained herein to the contrary, including in particular such Section 10.1, the parties hereto agree that they shall take any and all actions as may be necessary to cause the certificate of incorporation of Holdings, as it may exist at that time, to be amended at the earliest practicable date (the "Amendment Date") to provide that any Surviving Significant Transaction, as defined in subsection (d) of this Section 2.6, shall require the affirmative vote of the holders of at least two-thirds of the outstanding Common Shares voting together as a single class. Such vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage vote may be required by law, by Holdings' By-Laws, by any agreement with a national securities exchange or otherwise, and, in the event this Section 2.6(c) shall come into effect, neither Holdings nor any of its Subsidiaries shall engage in any Surviving Significant Transaction between the tenth anniversary hereof and the Amendment Date.

               (d) The term "Surviving Significant Transaction," with respect to Holdings or any of the Subsidiaries shall mean any of the following actions:

               (A) Any merger or consolidation involving Holdings or any of its Subsidiaries (other than transactions involving the merger or consolidation of a Subsidiary with or into Holdings or with or into a wholly-owned Subsidiary of Holdings);

               (B) Any sale, lease, exchange, transfer or other disposition, directly or indirectly, in a single transaction or series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, or tangible assets constituting 50% or more of the net worth of Holdings and its Subsidiaries, taken as a whole, to or with any person other than Holdings or a wholly-owned Subsidiary of Holdings;

               (C) Any sale or issuance of shares of capital stock of Holdings (or warrants, options or rights to acquire shares of capital stock of Holdings or securities convertible into or exchangeable for capital stock of Holdings) (i) in excess of the number authorized by Holdings' certificate of incorporation at that time or (ii) at a price below (x) the price determined in the most recent yearly ESOP appraisal of its Common Shares, if there has not been an Initial Public Offering or (y) the average closing price, or the average closing bid and ask price, as the case may be, during the 10 trading days immediately preceding such sale or issuance, if there has been an Initial Public Offering; except for
        (i) the issuance of shares of capital stock of Holdings pursuant to options or warrants granted or issued, as the case may be, prior to the tenth anniversary hereof and in accordance with the terms hereof; (ii) the reissuance of shares of Holdings' capital stock purchased from Stockholders prior to the tenth anniversary hereof and in accordance with the terms hereof; and (iii) the sale or issuance of shares of capital stock of a wholly-owned Subsidiary of Holdings to Holdings or to another wholly-owned Subsidiary of Holdings;

               (D) Any amendment to or modification or repeal of any provision of the certificate of incorporation or By-Laws of Holdings, provided, Holdings may amend its certificate of incorporation as contemplated in
        Section 2.6(c) hereof and may amend, modify or repeal its By-Laws so long as the By-Laws do not conflict with any provision of Holdings' certificate of incorporation included as a result of this Section 2.6;

               (E) The declaration or making of any Restricted Payment, except
        (i) if each class of Common Shares shall share equally in such Restricted Payment, without any preferences of any kind to any class,
        (ii) for any one or
        series of Restricted Payments which, in the aggregate, constitute the purchase, redemption or other acquisition by Holdings, EMC or any of their respective Subsidiaries of not more than 10% of the then outstanding Common Shares, on a fully diluted basis, and (iii) for any one or more Restricted Payments made pursuant to contracts approved in accordance with the terms hereof prior to the tenth anniversary hereof; and

               (F) The dissolution of Holdings, EMC or any of their respective operating Subsidiaries or the adoption of a plan of liquidation of Holdings, EMC or any of their respective operating Subsidiaries.

                                   ARTICLE III

                               Board of Directors

               3.1.1 Election of Directors. The parties (other than the ESOT) agree that the number of directors on the Board of Directors of Holdings shall be seven and that, from the date hereof until the earlier of (i) the Public Distribution of at least 50% of the Common Shares, on a fully diluted basis, and
(ii) the seventh anniversary hereof, at any special or annual meeting of Stockholders at which directors are to be elected to the Board, the parties (other than the ESOT and Holdings) shall vote their Common Shares in favor of the persons nominated for director as follows: (a) the MLCP Investors and their Permitted Transferees, by a majority vote of the Common Shares owned by such MLCP Investors and such transferees, shall nominate two individuals to serve as directors (the "MLCP Directors") on the Board for one-year terms, (b) the Management Stockholders and their Permitted Transferees, by a majority vote of the Common Shares owned by such Management Stockholders and such transferees shall nominate four individuals to serve as directors on the Board for one-year terms, and (c) the Other Investors and their Permitted Transferees, by majority vote of the Common Shares actually held and underlying unexercised Warrants owned by such Other Investors and their Permitted Transferees, shall nominate one individual to serve as a director on the Board for a one-year term; provided, however, that in the event of any Specified Default, the parties (other than the ESOT and Holdings) shall take all actions necessary to increase the size of the Board by two directors and the MLCP Investors and their Permitted Transferees, by a majority vote of the Common Shares owned by such MLCP Investors and such transferees, shall designate two additional individuals to serve as directors on the Board; provided, further, that in the event that any such default is (A) cured pursuant to the terms of the applicable debt instrument or (B) waived by any party entitled to waive such a default, the terms of office of the two individuals designated to serve as directors pursuant to the preceding proviso shall, in the case of a cure, automatically terminate 30 days thereafter and, in the case of a waiver, terminate 180 days thereafter, and the two vacancies created thereby shall thereupon be eliminated and the parties hereto (other than the ESOT and Holdings) shall take all actions necessary at the annual meeting of stockholders of Holdings next following such cure or waiver to reduce the size of the Board by two directors. Each party hereto (other than the ESOT and Holdings) hereby agrees, from and after the Closing

Date, to use such party's best efforts and take all actions necessary to call, or cause Holdings and the appropriate officers and directors of Holdings to call, a special or annual meeting of stockholders of Holdings and to vote all Common Shares owned or held of record by such party at any such annual or special meeting in favor of, or to take all actions by written consent in lieu of any such meeting necessary to cause, the election as members of the Board those individuals so nominated in accordance with, and to otherwise effect the intent of this Section 3.1.1.

               3.1.2 Committees of the Board of Directors. The parties agree that (i) the Board shall have at least two permanently sitting committees, a compensation committee (the "Compensation Committee") and an audit committee (the "Audit Committee"), (ii) each such committee shall have three members, with the Compensation Committee consisting of the two MLCP Directors and the Chairman of Holdings (who shall also be Chairman of the Compensation Committee) and the Audit Committee consisting of the two MLCP Directors and one of the directors nominated by the Management Stockholders pursuant to Section 3.1.1 hereof and (iii) any action taken by each such committee shall require a majority vote of the members thereof; provided, that so long as Robert B. Knutson is Chairman of the Compensation Committee any action taken by the Compensation Committee shall require his affirmative vote. Each proposal considered by the Compensation Committee shall be initiated by its Chairman and the Compensation Committee shall review such proposals and make recommendations to the Board concerning (i) any changes of the base salary, bonuses, benefits and other compensation paid to officers of Holdings at or above the level of executive vice president, (ii) the aggregate amount of incentive cash compensation to be paid to (a) all officers of Holdings at or above the level of executive vice president and (b) all officers of Subsidiaries of Holdings based upon the overall financial performance of Holdings and its Subsidiaries, (iii) any and all grants by Holdings to members of management or other employees of Holdings or any of its Subsidiaries of any option or other right to acquire any security of Holdings; provided, that the grant of any option or right to acquire any equity security of Holdings, which grant together with all other grants of options or rights to acquire equity Securities of Holdings (exclusive of the Warrant and the Preferred Shares) from the date hereof shall exceed 3% of the outstanding Common Shares, on a fully diluted basis, on the date hereof, shall require the affirmative vote of the director designated by the Other Investors in addition to the affirmative vote of the Compensation Committee specified above, and (iv) the making of any loan, advance or other investment in or to any Management Stockholder or employee of Holdings and any of its Subsidiaries, other than in the ordinary course of business. The Board will take no action upon any matter relating to (i), (ii) or (iii) in the immediately preceding sentence other than as specifically recommended by the Compensation Committee. The Compensation Committee shall have such other responsibilities and functions as the Board may reasonably delegate to it.

               3.1.3 Meetings of the Board of Directors and Observer. The parties agree that the Board shall meet at least once during each quarter of Holdings' fiscal year. So long as either Other

Investor is the owner of any Warrants acquired under its respective Note and Warrant Purchase Agreement (or the Common Shares issuable pursuant to such Warrants) and does not have an employee, officer, director, or Affiliate who is a member of the Board, it shall be entitled to have an observer at each special and annual meeting of the Board of Holdings and to receive such notice of such meetings and any materials distributed in advance thereof as shall be given to the members of the Board.

               3.2 Removal Without Cause. Notwithstanding the provisions of
Section 3.3 or any other Section hereof to the contrary, any director may be removed without Cause as follows: (i) the party which nominated the director who is to be removed without Cause (and only such party may seek such removal without Cause) shall send written notice to each other party hereto (other than the ESOT and Holdings) of its desire to remove such director; (ii) all such parties shall then use their best efforts and take all actions necessary to cause Holdings to call a special meeting of stockholders at the earliest practicable date for the purpose of removing such director and electing a director to fill the vacancy created by such removal; and (iii) at such special meeting of stockholders the parties hereto (other than Holdings and the ESOT) shall vote all of the securities of Holdings owned by them and entitled to vote at such meeting and upon such matter (A) in favor of removal of the director specified on the notice delivered pursuant to such clause (i) of this Section
3.2 and (B) in favor of the nominee of the party which originally nominated the director being removed without Cause.

               3.3 Removal for Cause. The parties agree that (a) no director shall be removed without Cause except as provided in Section 3.2 hereof and (b) any director may be removed for Cause at any time by the affirmative vote of the holders of a majority of all the outstanding Common Shares. For the purposes hereof, "Cause" shall mean the commission by a director of an act involving the reckless disregard of his duties to Holdings or any of its Subsidiaries, bad faith, gross negligence, willful misconduct or fraud.

               3.4 Vacancies on the Board. If as a result of death, disability, retirement, resignation, removal (with or without Cause), or otherwise there shall exist or occur any vacancy on the Board, each party other than Holdings hereby agrees that the party and its respective transferees which nominated (pursuant to Section 3.1.1 hereof) the director whose death, disability, retirement, resignation or removal (with or without Cause) resulted in such vacancy on the Board shall nominate (in the manner set forth in Section 3.1.1 hereof) another individual to fill such vacancy and to serve as a director; provided that such nominee shall not previously have been a member of the Board of Holdings who was removed for Cause. Each party (other than the ESOT and Holdings) agrees to use its best efforts and take all actions necessary to call, or cause Holdings and the appropriate officers and directors of Holdings to call, a special or annual meeting of stockholders of Holdings and will vote all Common Shares owned or held of record by it at any such special or annual meeting in favor of, or take all actions by written consent in lieu of any such meetings necessary to cause, the election of the individual nominated in accordance with this Section 3.4 to fill such vacancy on the Board of Holdings.

               3.5 Agreement to Cooperate. In order to effectuate the provisions of this Article III, each party (other than Holdings) hereby agrees that when any action or vote is required to be taken by it pursuant to this Agreement, each such party shall use its best efforts and take all actions necessary to call, or cause Holdings and the appropriate officers and directors of Holdings to call, a special or annual meeting of Stockholders of Holdings, as the case may be, or execute or cause to be executed a consent in writing in lieu of any such meetings necessary to effectuate such stockholder action and each party shall vote its Common Shares in accordance with, and for the purpose of implementing the provisions of, this Agreement.

               3.6 Conflicting Charter or By-Laws Provisions. Each party (other than Holdings) shall vote its Common Shares, and shall take all actions necessary to ensure that Holdings' Third Restated Certificate of Incorporation and By-Laws do not, from time to time, conflict with the provisions of this Agreement.

               3.7 Board of EMC. The parties agree that the Board of Directors of EMC and the committees thereof shall consist of the same persons who at the time are members of the Board of Holdings and members of the corresponding committees thereof, respectively.

               3.8 Application of Articles II and III. Anything in this Agreement to the contrary notwithstanding, the ESOT shall not be obligated to comply with any of the terms of Articles II or III hereof to the extent that the ESOP Trustee determines, in good faith, and with respect to legal matters upon the advice (which shall, if Holdings so requests, be in the form of a written opinion of counsel) of its outside legal counsel, that the ESOT's compliance with any of such terms would result in (i) a breach by the ESOT Trustee of its fiduciary obligations under ERISA or the Code, (ii) a violation by any party hereto of any provision of ERISA or the Code, or (iii) a finding by the U.S. Department of Labor of a "prohibited transaction" (as defined under ERISA).

                                   ARTICLE IV

                 Reservation of Shares; Restrictions on Transfer

               4.1  Reserved Shares.  Prior to the Closing Date,
5,956,079 authorized but unissued Class B Shares (the "Warrant Shares") will have been reserved for issuance pursuant to the Warrants.

               4.2 Limitations as to Transferees. No transfer of Common Shares, Preferred Shares or Warrants to any Person who is not a party to or has not joined in and agreed to be bound by this Agreement shall be effective until any such transferee has expressly agreed in writing to be bound by the terms and conditions contained herein which defines or effects the rights, privileges and obligations of the holder of the Common Shares, Preferred Shares or Warrants, as the case may be, being transferred (other than in the case of a transferee receiving Preferred Shares or Common Shares from the ESOT, who shall also be subject to each provision from which the ESOT has been exempted as a result of its legal status under ERISA; provided, further, that (i) in the event any party (the "Potential

Transferor") shall seek to transfer Common Shares, Preferred Shares or Warrants to a Person who, in the reasonable opinion of the Board, is directly or indirectly engaged in, or is an officer, director or affiliate of any other Person engaged in a business competitive with that conducted by Holdings on the date hereof (except that the endowment fund of a not-for-profit educational institution shall not constitute such a competitor), Holdings shall have the right (the "Right of First Refusal"), and the right to assign such right (except that there shall be no such right of assignment with respect to Common Shares or Preferred Shares owned by the ESOT), during the 14-day period following its receipt of a written notice from the Potential Transferor setting forth the terms of the proposed transfer and the name and background of the proposed transferee, to purchase not less than all of the Common Shares, Preferred Shares and Warrants proposed to be transferred at the price per share and upon the terms set forth in such written notice and (ii) any potential transfer of Common Shares, Preferred Shares or Warrants by any party other than the ESOT to a Person whose specific ownership thereof, in the good faith determination of the Board, is reasonably likely (other than due to any change in control of Holdings or any of its Subsidiaries resulting from such ownership) to result in a material adverse effect on any license, accreditation or regulatory approval of Holdings or any of its Subsidiaries, or in the suspension of, or imposition of any material restrictions on the availability of, any federal, state or local financial or other similar benefits available to students enrolled in operating Subsidiaries of Holdings immediately prior to such proposed transfer, shall be prohibited, and any such transfer to any such Person shall be void, and any such transfer by the ESOT shall be subject to a Right of First Refusal in favor of Holdings in accordance with subclause (i) of this Section 4.2. The closing on any exercise of a Right of First Refusal shall take place at the principal executive offices of Holdings as soon as practicable following Holdings' exercise of such right and the parties thereto shall use their best efforts that such closing occurs promptly after such exercise. If Holdings does not exercise its Right of First Refusal during such 14-day period, the transfer of the Common Shares by the Potential Transferor to the potential transferee may occur at any time within the 90-day period following the expiration of the 14-day period, at the price and upon the principal terms set forth in the Notice provided to Holdings. If the Potential Transferor does not make such transfer within such 90-day period, then the Potential Transferor shall not transfer the Common Shares without again complying with this Section 4.2. Any sale by the Potential Transferor pursuant to this Section 4.2, whether to Holdings or a potential transferee, is subject to the provisions of Article VII hereof. The provisions of this Section 4.2 shall not apply to any transfer in a Public Offering or in a distribution to the public pursuant to Rule 144 under the Act, or any successor provision.

                                    ARTICLE V

                        No Dilution; Reissuance of Shares

               5.1 No Dilution. (a) Prior to any Initial Public Offering, the parties hereto agree that Holdings shall not issue any shares of its capital stock, any options or warrants for any such shares or any securities convertible into or exchangeable for any such shares (other than as expressly permitted herein, in any Subscription Agreement, in the Note and Warrant Agreements, and in the ESOT Purchase Agreements), unless Holdings shall grant each other party hereto the option (a "Non-Dilution Option") to acquire (on the same terms and conditions as in the issuance giving rise to such Non-Dilution Option) such number of newly issued shares as shall be necessary to maintain each party's respective percentage ownership interest in Holdings (including with respect to the Holders of the Warrants the respective percentages that would be owned by such Holders after full exercise of their Warrants), on a fully diluted basis, as existed immediately prior to the proposed issuance by Holdings of shares, options, warrants or other securities; provided, however, (i) that no party shall be entitled to a Non-Dilution Option in the event of an issuance by Holdings of equity securities along with debt securities unless such party agrees to purchase a pro rata portion of the debt securities being sold and (ii) that the Non-Dilution Option shall not apply to
(A) any options granted pursuant to a stock option plan adopted by the Board following a favorable recommendation of the Compensation Committee including, where required by Section 3.1.2, the affirmative vote of the director nominated by the Other Investors and (B) the reissuance at no less than Fair Market Value by the Company of any Common Shares, Preferred Shares and Warrants purchased by the Company from any other party hereto in accordance with this Agreement or an applicable Subscription Agreement, as the case may be.

               (b) In the event Holdings shall propose to issue any shares of its capital stock or any options, warrants or other securities convertible into or exchangeable for such shares and, pursuant to Section 5.1(a) hereof the Non-Dilution Option shall apply to such issuance, Holdings shall deliver a notice to such effect to each other party, which notice shall specify (i) the number of shares, options, warrants or convertible or exchangeable securities being issued (including, where appropriate, all conversion and exchange rates and other similar features), (ii) the Person to whom or which they are to be issued, and (iii) the price to be paid per share (and the method of calculation thereof). Each Stockholder shall have 30 days from its receipt of such notice to exercise its Non-Dilution Option with respect thereto, if at all.

               5.2 Reissuance of Shares. Any Common Shares acquired by Holdings pursuant to the provisions of Sections 9 and 10 of a Management Subscription Agreement may be reissued by Holdings in accordance with its By-Laws at such price as shall be determined by the Compensation Committee and only to a Person who (i) is an individual who is another Management Stockholder or another member of the management of Holdings or one of its Subsidiaries, (ii) is approved by a majority of the members of the Compensation Committee, provided that (a) if the Compensation Committee does not approve a reissuance hereunder within 180 days following an acquisition by Holdings, a majority of the Board of Holdings may recommend and approve such reissuance and (b) if the individual or individuals approved by the Compensation Committee elects or elect not to purchase such Common Shares, the Compensation

Committee (or the Board if the Compensation Committee fails to act within 90 days) shall approve another individual or other individuals in accordance with this Section 5.2, (iii) executes a counterpart of, and becomes a party to, this Agreement pursuant to the provisions of Article XIII hereof and (iv) agrees to be bound by all of the provisions (other than Sections 3, 4 and 5) of the Management Subscription Agreements.

                                   ARTICLE VI

                               Registration Rights

               6.1.1 Registration Rights; Demand Registration Rights. Upon the written request of any Holder or Holders of Registrable Securities requesting that Holdings effect the registration (a "demand registration") under the Securities Act of all or part of such Holder's or Holders' Registrable Securities and specifying the number of Registrable Securities to be registered by each such Holder and the intended method of disposition thereof (such notice is hereinafter referred to as a "Holder's Request"), Holdings will promptly give written notice of such requested demand registration to all other Holders of Registrable Securities, and thereupon will, as expeditiously as possible, use its best efforts to effect such demand registration under the Securities Act of
(i) the Registrable Securities which Holdings has been so requested to register by such Holder or Holders and (ii) all other Registrable Securities which Holdings has been requested to register by any other Holder thereof by written request given to Holding within 20 days after the giving of such written notice by Holdings (which request shall specify the intended method of disposition of such Registrable Securities), all to the extent necessary to permit the disposition of the Registrable Securities to be so registered. Holdings shall not, however, be obligated to file a registration statement relating to any Holder's Request unless

               (A) at any time prior to the fifth anniversary hereof, Holdings shall have received requests for such demand registration from the Holders of an aggregate of the Registrable Securities consisting of at least 51% of the Common Shares other than those underlying options granted after the date hereof, on a fully diluted basis exclusive of such option shares, (where each Holder counted toward such 51% threshold shall have designated for sale no less than 20% of the total number of Registrable Securities held by it); provided, however, that Holdings may decline to act on any such demand registration request if the shares of Holdings' Registrable Securities so offered have an aggregate offering value of less than $10,000,000;

               (B) at any time after the fifth anniversary of the Closing Date or after an Initial Public Offering, Holdings shall have received requests for such demand registration from the holders of an aggregate of the Registrable Securities consisting of at least 13.0%, in the case of the first such demand registration request under this subclause (B), and 6.5%, in the case of each such subsequent demand registration request under this subclause (B), of the Common Shares other than those underlying options granted after the date hereof, on a fully diluted basis exclusive of such option shares, (where each holder counted toward such 13.0%
        or 6.5% threshold, as the case may be, shall have designated for sale no less than 20% of the total number of Registrable Securities held by it); provided, however, that (i) Holdings may decline to act on any such demand registration request if the Registrable Securities so offered have an aggregate offering value of less than $10,000,000 (unless such demand registration is the last of the four demand registrations permitted under this subsection (B) and under the next following subsection (C)), and (ii) Holdings shall have the right, but not the obligation, during the thirty-day period immediately following its receipt of a demand for registration in accordance with this subclause
        (B) to purchase no less than all of the Registrable Securities as to which such demand for registration has been made at the Fair Market Value, if there has been no Initial Public Offering, or at the average closing price, or the average bid and ask price, as the case may be, for the Registrable Securities during each of the ten trading days immediately prior to such purchase, if there has been an Initial Public Offering; or

               (C) at any time after the fifth anniversary of the Closing Date or after an Initial Public Offering, Holdings shall have received requests for such demand registration from the holders of an aggregate of at least 51% of the Registrable Securities held by the Institutional Investors and their Permitted Transferees (where each holder counted toward such 51% threshold shall have designated for sale no less than 20% of the total number of Registrable Securities held by it); provided, however, that (i) Holdings may decline to act on any such demand registration request if the shares of Holdings' Registrable Securities so offered shall not have an aggregate offering value of less than $10,000,000 (unless such demand registration is the last of the four demand registrations permitted under this subsection
        (C) and under the immediately preceding subsection (B)), and (ii) Holdings shall have the right, but not the obligation, during the thirty-day period following its receipt of a demand for registration in accordance with this subclause (C) to purchase no less than all of the Registrable Securities as to which such demand for registration has been made at the Fair Market Value, if there has been no Initial Public Offering, or at the average closing price, or the average closing bid and ask price, as the case may be, for the Common Shares during each of the ten trading days immediately prior to such purchase, if there has been a registration statement to effect an Initial Public Offering; provided, that Holdings shall not be required to effect any demand registration pursuant to this Article VI at any time during (x) the 45-day period immediately preceding Holdings' estimated date of filing of a registration statement to effect an Initial Public Offering, and
        (y) the 180-day period following the effective date of a registration statement pertaining to an underwritten public offering of securities for the account of Holdings, provided that Holdings is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that Holdings' estimate of the date of filing such registration statement is made in good faith.

               6.1.2 Limitation on Number of Filings. Notwithstanding the foregoing, Holdings shall be obligated to file only that number of demand registration statements as set forth in this Section 6.1.2, which are as follows: (i) pursuant to subsection (A) above, an unlimited number during the five-year period set forth in such subsection and none thereafter; (ii) pursuant to subsection (B) above, two demand registration statements; and (iii) pursuant to subsection (C) above, two demand registration statements. Holdings shall not, however, be obligated to file any registration statement that would require the inclusion of audited financial statements for a period other than Holdings' fiscal year.

               6.1.3 Demand Registration Expenses. Holdings will pay all Registration Expenses in connection with each of the demand registrations of Registrable Securities of the type described above effected by it and each Person selling Registrable Securities shall pay all underwriting discounts and commissions and transfer taxes and documentary stamp taxes, if any, relating to the sale or disposition by such Person of Registrable Securities pursuant to a registration statement effected in the manner contemplated above.

               6.1.4 Securities Included. The only securities that may be included in any such offering are (i) Registrable
Securities and (ii) Common Shares that Holdings elects to include in such offering ("Company Securities"); provided, however, if, in the event of a demand registration which when filed is an Initial Public Offering, the managing underwriter advises Holdings that, in its judgment, the number of Company Securities necessary to be included in the registration statement referred to above is equal to or greater than 50% of the number of Common Shares, exclusive of those underlying options granted after the date hereof, included in such registration statement, then the registration of Registrable Securities shall be deemed to be made pursuant to the provisions set forth below relating to piggyback registrations; and provided further, that Holdings shall have the right, at its option, to require that any Warrants or options constituting Registrable Securities be exercised into Common Shares before they are included in any such offering.

               6.1.5 Priorities of Offering. (a) If, in the case of a demand registration which is an Initial Public Offering, the managing underwriter advises Holdings that, in its judgment, a number of Company Securities should be included in such an offering and, accordingly, the number of Common Shares proposed to be included in such offering should be limited due to market conditions, then Holdings will promptly so advise each Holder of Registrable Securities that has requested such demand registration and will include in such demand registration (i) first, the securities, if any, Holdings proposes to sell, and (ii) second, the number of such Registrable Securities requested to be included in such registration statement which, in the opinion of the managing underwriter, can be sold, such number to be allocated among the selling Holders of Registrable Securities pro rata in accordance with the number of shares of Registrable

Securities that each such holder has requested be included in such registration statement.

               (b) In the event of any demand registration other than (i) an Initial Public Offering, as described in subsection (a) immediately above, and
(ii) the final demand registration, as described in subsection (c) immediately below, Holdings shall be entitled to participate in a demand registration by selling Company Securities in such registration but only on a pro rata basis along with all the Holders selling Common Shares or Warrants in such registration; provided that in any such registration Holdings shall not be entitled to sell Company Securities which represent in excess of the number of Registrable Securities being sold by the Requesting Holders in such registration.

               (c) Notwithstanding anything contained herein to the contrary, the priorities in the final demand registration made pursuant to Section 6.1.1 hereof, as determined in accordance with Section 6.1.2 hereof, shall be as follows: (i) first, the Registrable Securities the Institutional Investors and their Permitted Transferees propose to sell, (ii) second, the securities Holdings proposes to sell, and (iii) third, the number of additional Registrable Securities requested to be included in such registration statement which, in the opinion of the managing underwriter, can be sold, such number to be allocated among the then remaining Holders of Registrable Securities pro rata in accordance with the number of shares of Registrable Securities that each such Holder has requested be included in such registration statement.

               6.2.1 Piggyback Registration. If Holdings at any time proposes to register any of its equity securities under the Securities Act (other than pursuant to a demand registration), whether or not for sale for its own account, on a form and in a manner that would permit registration (a "Company Registration") of Registrable Securities for sale to the public under the Securities Act, it will give notice to the Holders of Registrable Securities 60 days prior to the anticipated filing of a registration of its intention to do so, specifying the form and manner and the other relevant facts involved in such proposed Company Registration. Upon the written request of any such Holder or Holders delivered to Holdings within 20 days after the date such notice was given by Holdings (which request shall specify the number of Registrable Securities intended to be registered and the intended method of disposition thereof), Holdings will use its best efforts to effect Holdings registration under the Securities Act of all of the Registrable Securities that Holdings has been so requested to register; provided, however, that: (i) if, at any time after giving such written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, Holdings shall determine for any reason not to register such securities, Holdings may, at its election, give written notice of such determination to each Holder of Registrable Securities who made a request as hereinabove provided and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such Company Registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights, if any, of any one or more Holders to request that such Company Registration be effected as a demand registration and (ii) all Holders of Registrable Securities requesting to be included in such Company Registration must sell their Registrable Securities to the underwriters selected by Holdings on the same terms and conditions as apply to Holdings.

               6.2.2 Piggyback Registration Expenses. Holdings will pay all Registration Expenses in connection with each Company Registration of Registrable Securities and each Person selling Registrable Securities shall pay all underwriting discounts and commissions and transfer taxes and documentary stamp taxes, if any, relating to the sale or disposition by such Person of Registrable Securities pursuant to a Company Registration statement.

               6.2.3 Priorities in Offering. If, in the case of a Company Registration, the managing underwriter advises Holdings that, in its opinion, the number of Common Shares proposed to be included in such Company Registration should be limited due to market conditions, then Holdings will promptly so advise each Holder of Registrable Securities that has requested registration and will include in such Company Registration (i) first, the securities Holdings proposes to sell, and (ii) second, the number of such Registrable Securities requested to be included in such registration statement which, in the opinion of the managing underwriter, can be sold, such number to be allocated among the selling Holders of Registrable Securities pro rata in accordance with the number of shares of Registrable Securities that each such holder has requested be included in such registration statement. Nothing contained in this
Section 6.2.3 shall in any manner affect the priorities established in Section 6.1.5(c) hereof in connection with the final demand registration made pursuant to Section 6.1.1 hereof.

               6.2.4 Notice to Certain Holders. Holdings shall not file any registration statement under the Securities Act, unless it shall first have given to each Stockholder at least 30 days' prior notice thereof.

               6.3 Repayment of Indebtedness. If a Holder of Registrable Securities acquired from Holdings or any of its subsidiaries purchased such Registrable Securities from Holdings or such subsidiary with a note from, or other form of indebtedness of, such Holder, such Holder shall not be entitled to effect any transfer of such shares in connection with any demand registration or Company Registration, unless such Holder shall have repaid in full the principal of and the accrued and unpaid interest on any such note or indebtedness.

               6.4 Rule 144. If Holdings shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act, Holdings covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if Holdings is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, make publicly available other information), and it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder of Registrable Securities, Holdings will deliver to such Holder a written statement as to whether it has complied with such requirements.

               6.5 Registration Procedures. If and whenever Holdings is required to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 6.1.1 and 6.2.1 hereof, Holdings will as expeditiously as possible:

               (i) prepare and (within 60 days after the end of the period within which requests for registration may be given to Holdings) file with the Commission the requisite registration statement to effect such registration and thereafter use its best efforts to cause such registration statement to become effective;

               (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of either (A) not less than 90 days or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (B) such shorter period as will terminate when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities Act), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;

               (iii) furnish to each seller of Registrable Securities covered by such registration statement and each Requesting Holder such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents in order to facilitate the disposition of the Registrable Securities owned by such seller, as such seller may reasonably request;

               (iv) use its best efforts to register or qualify such Registrable Securities and other securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller thereof and each Requesting Holder shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller, provided that Holdings shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction where it would not otherwise be required to qualify but for the requirements of this subdivision (iv), (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in such jurisdiction;

               (v) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Holdings to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

               (vi) furnish to each seller of Registrable Securities and each Requesting Holder a signed counterpart, addressed to such seller of

                      (x) the opinion of counsel for Holdings delivered to the
               underwriter, if such registration includes an underwritten public offering, dated the effective date of such registration statement and the date of the closing under the underwriting agreement, or, in the absence of an underwriter, in such form as may be reasonably satisfactory to such seller, and

                      (y) the "comfort" letter, delivered to the underwriter, if such registration includes an underwritten public offering, dated the effective date of such registration statement and the date of the closing under the underwriting agreement, or, in the absence of an underwriter, in such form as may be reasonably satisfactory to such seller, signed by the independent public accountants who have certified Holdings' financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities and, in the case of the accountants' letter, such other financial matters, and, in the case of the legal opinion, such other legal matters, as such seller or such Requesting Holder (or the underwriters, if any) may reasonably request;

               (vii) notify each seller of Registrable Securities covered by such registration statement and each Requesting Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such seller or Requesting Holder promptly prepare and furnish to such seller or Requesting Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

               (viii) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve months, beginning with a calendar month commencing not more than three months after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and will furnish to each such seller and each Requesting Holder at least five business days prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus and shall not file any such amendment or supplement to which any such seller or any Requesting Holder shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

               (ix) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement; and

               (x) use its best efforts (A) to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange (if such Registrable Securities are not already so listed) and on each other securities exchange on which similar securities issued by Holdings are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange; or, at the option of Holdings, (B) to secure the designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the Commission or, failing that, to secure NASDAQ authorization for such

        Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the National Association of Securities Dealers.

               Holdings may require each seller of Registrable Securities as to which any registration is being effected to furnish Holdings such information regarding such seller and the distribution of such securities as Holdings may from time to time reasonably request in writing.

               Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that upon receipt of any notice from Holdings of the happening of any event of the kind described in subdivision (vii) of this
Section 6.5, such holder will forthwith discontinue such holder's disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by subdivision (vii) of this
Section 6.5 and, if so directed by Holdings, such holder will use its best efforts to deliver to Holdings (at Holdings' expense) all copies, other than permanent file copies then in such holder's possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

                                   ARTICLE VII

                  Rights of Inclusion and Rights of First Offer

              7.1 Rights of Inclusion. (a) Until the termination of this Agreement, none of the parties (other than Holdings) and their respective Permitted Transferees shall sell or otherwise dispose of any Common Shares or any right, option or warrant to purchase Common Shares pursuant to an offer (a "Third Party Offer") by any Person (individually, a "Third Party" and collectively, "Third Parties"), whether initiated by such Third Party or by the party seeking to sell such Common Shares or such right, option or warrant unless the terms and conditions of such sale or other disposition to such Third Party shall include an offer to each of the other parties (other than Holdings) and their respective Permitted Transferees (for purposes of this Section 7.1(a), the "Offerees"), to include, at the sole option of each Offeree, in the sale or other disposition to the Third Party a pro rata number of Common Shares owned by each such Offeree determined in accordance with Section 7.1(b) hereof. The party or its respective Permitted Transferee that receives the Third Party Offer (the "Transferor") shall cause the Third Party Offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Common Shares from the Offerees on the same terms and subject to the same conditions as set forth in such Third Party Offer) and shall send written notice of the Third Party Offer (the "Notice") to each of the Offerees in the manner set forth in
Article XIV hereof. The Notice shall be accompanied by a true and correct copy of the Third Party Offer. At any time within 30 days after the date of receipt by the Offerees of the Notice, each of the Offerees may, at his or its sole option, accept the offer included in the Notice for up to such number of Common Shares as is determined in accordance with the provisions of Section 7.1(b) hereof by furnishing written notice of such acceptance to the Transferor and delivering to the Transferor the certificate or certificates representing the Common Shares to be sold or otherwise disposed of pursuant to such offer by such Offeree, together with a limited power-of-attorney authorizing the Transferor to sell or otherwise dispose of such Common Shares pursuant to the terms of such Third Party Offer and the Notice, both on forms provided for that purpose with the Notice.

               (b) Each Offeree shall have the right to sell pursuant to a Third Party Offer a pro rata number of such Offeree's Common Shares equal to the product obtained by multiplying (i) the number of Common Shares held by such Offeree times (ii) a fraction, the numerator of which is the total number of Common Shares covered by the Third Party Offer, and the denominator of which is the total number of Common Shares, on a fully diluted basis, owned by the Transferor and the Offerees. In all cases, the number of Common Shares sold by the Transferor shall equal the number of Common Shares to be sold pursuant to the Third Party Offer less the number of Common Shares the Offerees have elected to sell.

               (c) Promptly after the consummation of the sale or other disposition of Common Shares of the Transferor and the Offerees to the Third Party pursuant to the Third Party Offer, the Transferor shall notify the Offerees thereof and shall remit to each of the Offerees a certified check and/or notes, on a pro rata basis in accordance with the terms of the Third Party Offer, for the total sales price of the Common Shares of such Offeree sold or otherwise disposed of pursuant thereto, and shall furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested by any of the Offerees.

               (d) If within 30 days after the date of the Notice, any Offeree has not accepted the offer contained in the Notice, the Transferor shall have 30 days in which to sell or otherwise dispose of not more than the amount of Common Shares covered by the Third Party Offer to the Transferor as described in the Notice, on terms including, without limitation, price and form of consideration no more favorable to the Transferor than were set forth in the Notice; provided, however, that such sale shall include such number of Common Shares of any Offerees who did accept the offer contained in the Notice within 30 days of the date thereof as determined in accordance with this Section 7.1. If, at the end of 60 days following the date of the Notice, the Transferor has not completed the sale or other disposition of Common Shares of the Transferor and the Offerees in accordance with the terms of the Third Party Offer, the Transferor shall return to the Offerees all certificates representing Common Shares which the Offerees delivered for sale or other disposition pursuant to this Section
7.1 and all related documents including, but not limited, to stock powers and the limited powers-of-attorney authorizing the Transferor to sell such Common Shares and all the restrictions on sale or other disposition contained in this Agreement with respect to Common Shares and options to purchase Common Shares owned by the Transferor shall again be in effect.

               (e) Notwithstanding anything contained in this Section 7.1 to the contrary, no Management Holder shall be entitled to be included in a sale by any Transferor pursuant to this Section 7.1 during the five-year period commencing on the date hereof, unless the holders of a majority of the Common Shares held by the Management Holders shall agree otherwise.

               7.2 Right of First Offer. (a) If any party (other than Holdings) desires to sell any Common Shares or any right, option or warrant to acquire Common Shares owned by it, such party (for purposes of this Section 7.2, the "Prospective Seller") shall provide Holdings and each of the other parties hereto written notice of such Offer (for purposes of this Section 7.2, an "Offer Notice"). The Offer Notice shall identify the number of Common Shares actually owned and underlying any options, warrants or other rights to acquire Common Shares owned by the Prospective Seller which the Prospective Seller wishes to sell (for purposes of this Section 7.2, the "Offered Shares"), the cash price per Common Share at which a sale is proposed to be made (for purposes of this Section 7.2, the "Offer Price"), and all the other material terms and conditions of the offer.

               (b) (i) The receipt of an Offer Notice by Holdings, each Management Stockholder and the ESOT (collectively, the "Other Offerees") from a Prospective Seller shall constitute an offer by such Prospective Seller to sell to each Other Offeree the Offered Shares at the Offer Price in cash, except that an Offer Notice delivered by the ESOT shall constitute an offer solely to Holdings to purchase the Offered Shares at the Offer Price in cash. Such offer shall be irrevocable for 30 days (14 days in the case of an offer from the ESOT to Holdings) after receipt of such Offer Notice by each Other Offeree. During such 30- or 14-day period, as the case may be each Other Offeree shall, subject to the priorities set forth in the next succeeding paragraph, have the right to accept such offer as to all or a portion of the Offered Shares by giving a written notice of acceptance (for purposes of this Section 7.2, the "Notice of Acceptance") to the Prospective Seller prior to the expiration of such 30- or 14-day period, as the case may be (for the purposes of this Section 7.2, any such Other Offeree or the Company so accepting such offer, an "Accepting Party").

               (ii) Each such Other Offeree shall be entitled to accept such offer from the Prospective Seller in the following order of priority: first, Holdings shall be entitled to accept such offer for any or all of the Offered Shares; second, the ESOT shall be entitled to accept such offer for any or all of the then remaining Offered Shares; and third, if neither Holdings nor the ESOT shall have accepted such offer for all the Offered Shares, the Management Stockholders, in such portions as they may agree among themselves, shall be entitled to accept such offer for no fewer than all of the Offered Shares then remaining unaccepted. No Other Offeree shall be entitled to purchase any of the Offered Shares unless and until the Other Offerees have, in the aggregate, agreed to purchase all of the Offered Shares. If any Other Offeree so accepts the Prospective Seller's offer, such Person will purchase from the Prospective Seller, and the Prospective Seller will sell to such Accepting Party, such number of Offered Shares as to which such Accepting Party shall have accepted (and is entitled to accept) the Prospective Seller's offer. The price per Common Share to be paid by such Accepting Party shall be the Offer Price specified in the Offer Notice. The Notice of Acceptance shall specify (i) such Accepting Party's acceptance of the Prospective Seller's offer and (ii) the number of Offered Shares to be purchased by such Accepting Party.

               (c) The consummation of any such purchase by and sale to any Accepting Party shall take place as soon as practicable following termination of the 30- or 14-day period, as the case may be, specified in subsection (b) above. Upon the consummation of such purchase and sale, the Prospective Seller shall
(i) deliver to the Accepting Party certificates evidencing the Offered Shares purchased and sold duly endorsed in blank or accompanied by written instruments of transfer in form satisfactory to such Accepting Party duly executed by the Prospective Seller, and (ii) shall assign all its rights under this Agreement with respect to the Offered Shares purchased and sold pursuant to an instrument of assignment reasonably satisfactory to such Accepting Party.

               (d) In the event that (i) each Other Offeree and the Company shall have received an Offer Notice from a Prospective Seller but the Prospective Seller shall not have received therefrom Notices of Acceptance as to all the Offered Shares prior to the expiration of the 30- or 14-day period, as the case may be, following receipt of such Offer Notice or (ii) an Accepting Party shall have given a Notice of Acceptance to the Prospective Seller but shall have failed to consummate, other than as a result of the fault of the Prospective Seller, a purchase of the Offered Shares with respect to which such Notice of Acceptance was given within 60 days after receipt of the Notice of Acceptance by the Prospective Seller, nothing in this Section 7.2 shall limit the right of the Prospective Seller to make a sale of the Offered Shares not purchased by one or more Accepting Parties so long as all the Offered Shares that are sold or otherwise disposed of by the Prospective Seller (which number of Offered Shares shall be not less than the number of Offered Shares specified in such Offer Notice less any shares purchased by any Accepting Parties) are sold or otherwise disposed of for cash (A) within 180 days after the date of receipt of such Offer Notice by each Other Offeree and (B) at the Offer Price included in such Offer Notice.

               (e) Nothing contained in this Section 7.2 shall be deemed to limit or affect the terms of Section 7.1 hereof. If the Prospective Seller does not sell or otherwise dispose of the Offered Shares within the 180-day period specified above and upon terms no less favorable to the Prospective Seller than those contained in the Offer Notice, then the Prospective Seller shall no longer be entitled to sell the Offered Shares without again complying with the provisions of this Section 7.2.

               7.3 Application of Article VII. Anything in this Article VII to the contrary notwithstanding, the provisions of this Article VII shall not be applicable to (i) sales or other dispositions of Common Shares (A) referred to in, or made pursuant to and in compliance with, Articles VI or XII hereof or (B) to any Permitted Transferee and (ii) the grant of options and the purchase of Common Shares pursuant thereto in accordance with subclause (ii) of Section 9.1(a) hereof. In addition, the provisions of Section 7.1 hereof shall not apply to the ESOT.

                                  ARTICLE VIII

                          Certain Covenants of Holdings

              8.1 No Transfers of Shares on Books. Holdings agrees that it will not permit the transfer of any Common Shares to be registered on its books unless it has reasonable grounds to believe and does believe that such transfer is not in violation of any provision of any Subscription Agreement, the Note and Warrant Agreements, the ESOT Purchase Agreements or this Agreement.

               8.2 Financial Statements. Holdings agrees to furnish to each other party (a) as soon as available but in no event more than 45 days after the end of the first, second and third quarterly periods of each fiscal year, consolidated balance sheets of Holdings and its Subsidiaries as of the close of such period and consolidated statements of income and stockholders' equity and statement of cash flows for such quarterly period and for the period from the beginning of the then current fiscal year to the end of such quarterly period setting forth in comparative form corresponding figures as at the corresponding date in, and for the corresponding period of, the preceding fiscal year, all in reasonable detail and certified by the Chief Financial Officer of Holdings; and
(b) as soon as available but in no event more than 120 days after the close of each of Holdings' fiscal years, financial statements consisting of consolidated balance sheets of Holdings and its Subsidiaries as at the end of such year and consolidated statements of income and stockholders' equity and statement of cash flows of Holdings and its Subsidiaries for such year, and setting forth, when available and appropriate under generally accepted accounting principles, in each case in comparative form corresponding consolidated figures from the preceding annual audit, together with the audit report thereon of Arthur Andersen & Co. or such other independent public accountants of nationally recognized standing selected by Holdings whose certification shall state that their examination was performed in accordance with generally accepted accounting principles.

               8.3 Certain Prohibited Transferees. Each party hereto (other than the ESOT and Holdings) agrees that it will not, and Holdings agrees that it will not consent to, the transfer by any other party to this Agreement of any Common Shares or right, option or warrants to acquire Common Shares, in each case, covered hereby and owned by such other party to a Person whom such party or Holdings knows, or believes or after reasonable inquiry should know, has been convicted of a felony which, due to its nature or notoriety, reflects or would reflect adversely upon Holdings or any Subsidiary thereof or which has resulted in the incarceration of such Person for 30 days or more (unless such conviction is reversed in any final appeal thereof), and any such transfer by the ESOT shall be subject to a Right of First Refusal in favor of Holdings in accordance with subclause (i) of Section 4.2 hereof.

                                   ARTICLE IX

                          Certain Additional Covenants

               9.1 Transfers Generally. (a) Each Management Holder shall not, directly or indirectly, transfer, sell, assign, grant options on or otherwise dispose of such Holder's Common Shares during the five-year period commencing on the date hereof except (i) if Holders of a majority of the Common Shares held by Management Holders shall approve such disposition, (ii) with respect to granting options, each Management Holder may grant options to acquire his Common Shares to any employee of Holdings or any of its Subsidiaries, but only at an exercise price at or above the price determined in the then most recent ESOP appraisal of its Common Shares, if there has not been an Initial Public Offering, or the average closing price, or the average closing bid and ask price, as the case may be, for the Common Shares during the 10 trading days immediately preceding such grant, if there has been an Initial Public Offering or (iii) to Permitted Transferees of such Management Holder, and, in any of such cases, only in accordance with the terms of this Agreement.

               (b) From and after the Closing Date, each Management Holder shall have and maintain sole beneficial ownership of such Holder's Common Shares, as long as such shares are owned by such Holder, free and clear of any and all liens, claims, encumbrances, security interests and rights and interests of others of any kind (other than for options granted in accordance with Section 9.1(a) hereof), except that each Management Holder may, with the approval of the Board, upon the favorable recommendation of the Compensation Committee, pledge Common

Shares, other than those owned and acquired by the Management Stockholders on the Closing Date, to Holdings in connection with such Holder's acquisition of such shares.

               (c) Each Management Holder and its Permitted Transferees shall have and maintain from and after the Closing Date sole voting power with respect to such Holder's Common Shares, will not grant any proxy with respect to such Common Shares which is irrevocable for longer than six months, enter into by voting trust or other voting agreement or arrangement with respect to such Common Shares or grant any other rights to vote such Common Shares, except as specifically provided herein. Any proxy granted by any Management Holder shall include an express provision requiring the holder of such proxy to vote the Common Shares relating to such proxy strictly in accordance with the terms of this Agreement.

                                    ARTICLE X

                                      Term

               10.1 Term. This Agreement shall become effective (the "Effective Date") upon the Closing Date and shall continue in effect until the earlier of
(i) the tenth anniversary of the Effective Date or (ii) the Public Distribution of more than 50% of the outstanding Common Shares; provided, (A) that any termination pursuant to subclause (i) of this Section 10.1 shall be subject to the provisions of Section 2.6(c) and (d) hereof and shall not relieve Holdings of its obligations, or the Institutional Investors of their rights, under Sections 12.2 and 12.3 hereof in the event the Institutional Investors shall exercise a Put Option on or prior to the tenth anniversary hereof and in such event such obligations and rights shall not terminate until all of the Institutional Investors' Common Shares and Warrants have been sold pursuant to the exercise of such Put Option or the exercise of a Put Option on a succeeding anniversary, including an anniversary after the tenth anniversary, and (B) any termination pursuant to subclause (i) or (ii) of this Section 10.1 shall not affect the obligations of the parties to each other under Article VI hereof, which shall remain in full force and effect at all times until the fifteenth anniversary hereof.

                                   ARTICLE XI

                              Acknowledgment by EMC

               11.1 Acknowledgment. EMC acknowledges and agrees to the terms and provisions of this Agreement, the Subscription Agreements, the Note and Warrant Agreements and the ESOT Purchase Agreements.

                                   ARTICLE XII

                                 Puts and Calls

               12.1 Calls. Unless there has been an Initial Public Offering, on each anniversary of this Agreement commencing with the seventh anniversary hereof, Holdings shall have the right, but not the obligation (a "Call Option"), to purchase from the Institutional Investors and their Permitted Transferees, and the Institutional Investors and their Permitted Transferees shall be obligated to sell to Holdings (a "Call"), no less than all of the Common Shares and Warrants then owned by the Institutional Investors and their Permitted Transferees at the Fair Market Value on such anniversary. Written notification of any exercise of a Call Option must be delivered to the Institutional Investors and their Permitted Transferees at least 10 days prior to the anniversary as to which such exercise pertains, the closing on such Call shall take place at the principal executive offices of Holdings, or such other place as the applicable parties agree, as soon as practicable after such anniversary and each party thereto shall use its respective best efforts to ensure that such closing occurs promptly after such anniversary.

               12.2 Puts. Unless there has been an Initial Public Offering, on each anniversary of this Agreement commencing with the seventh anniversary hereof, the Institutional Investors and their Permitted Transferees, upon the affirmative vote of a majority of the Common Shares owned by them or issuable pursuant to Warrants owned by them, shall have the right, but not the obligation (a "Put Option"), to sell to Holdings, and Holdings shall be obligated to purchase from the Institutional Investors and their Permitted Transferees (a "Put") no less than all of the Institutional Investors' and their Permitted Transferees' Common Shares and Warrants at the Fair Market Value on such anniversary. Written notification of any exercise of a Put Option must be delivered to Holdings at least 10 days prior to the anniversary as to which such exercise pertains, the closing on such Put shall take place at the principal executive offices of Holdings as soon as practicable after such anniversary, and the parties thereto shall use their respective best efforts to ensure that such closing takes place promptly after such anniversary.

               12.3 No Interference with Put Option. Holdings hereby covenants and agrees that it shall take no action, including, without limitation, the entering into of any agreement or the issuance of any security, the result or terms of which would in any manner prohibit Holdings from performing its obligations to the Institutional Investors in the event of the exercise of a Put Option under Section 12.2 hereof. Anything contained in
Section 12.2 hereof or in the immediately preceding sentence of this Section
12.3 to the contrary notwithstanding, Holdings' performance under such Section
12.2 shall be subject to the (i) availability to Holdings of adequate financing ("Put Financing"), which financing Holdings shall use its best efforts to procure, (ii) performance of such obligation by Holdings not resulting in a default under the Senior Indebtedness, if then in effect and (iii) such performance not being prohibited under then applicable law; provided, that in the event then applicable law shall prohibit performance of Holdings' obligations under Section 12.2 hereof, Holdings shall take such actions and do all such things as the Institutional Investors and their Permitted Transferees may reasonably request to fulfill the intent and purpose of such Section 12.2. In the event the Management Stockholders believe, in their good faith judgment, that the terms of any Put Financing as a whole are commercially unreasonable, then Holdings shall not be obligated to enter into such Put Financing unless each of the MLCP Directors and the director designated by the Other Investors pursuant to Section 3.1.1 hereof (such three directors being collectively the "Institutional Investor Directors") shall, in the exercise of their business judgment subject to their fiduciary duties as directors of Holdings under Delaware law, unanimously vote in favor of Holdings entering into the Put

Financing. Such vote of the Institutional Investor Directors shall be determinative of such matter notwithstanding any vote of the Whole Board of Directors, and in the event of such affirmative vote by the Institutional Investor Directors Holdings shall have 12 months from the date of such vote to consummate its acquisition of the Institutional Investors' Common Shares and Warrants pursuant to the Put. If Holdings shall not perform its obligations under Section 12.2 hereof pursuant to some provision of this Section 12.3 in the event of an exercise of a Put Option, such failure to consummate such Put shall not in any manner impair or adversely affect the Institutional Investors' right thereafter to exercise a Put Option on each succeeding anniversary hereof or in any manner relieve Holdings of its good faith obligation to obtain adequate financing for each such succeeding Put, subject to the conditions set forth in Section 12.2 hereof and this Section 12.3. In addition, any extension, modification or restructuring of the Senior Indebtedness as existing on the date hereof must be approved by a majority vote of the Board of Holdings, which vote must include the affirmative vote of at least one of the MLCP Directors.

               12.4 Certain Delays in the Exercise of the Put Option. (a) If, during the twelve-month period commencing on the sixth anniversary of this Agreement, Holdings shall seek to effect an Initial Public Offering, but shall be prevented from effecting such offering by the negative vote of the MLCP Directors and the director nominated by the Other Investors in accordance with the provisions of Section 2.6 hereof, then, in such event, the Institutional Investors shall not be entitled to exercise the Put

Option which would have otherwise arisen on the seventh anniversary hereof and, subject to the next following subsection (b), the first time at which the Institutional Investors shall be entitled to exercise a Put Option shall be on the eighth anniversary hereof.

               (b) If, during the twelve-month period commencing on the seventh anniversary of this Agreement, Holdings shall seek to effect an Initial Public Offering, but shall be prevented from effecting such offering by the negative vote of the MLCP Directors and the director nominated by the Other Investors in accordance with the provisions of Section 2.6 hereof, then, in such event, the Institutional Investors shall not be entitled to exercise the Put Option which would have otherwise arisen on the eighth anniversary hereof and the first time at which the Institutional Investors shall be entitled to exercise a Put Option shall be on the ninth anniversary hereof.

                                  ARTICLE XIII

                                     Parties

               13.1 Parties. The parties hereto agree that any Person who is not already a party hereto and who acquires Common Shares, Preferred Shares or Warrants from a party (or his executor or administrator) or its Permitted Transferee (other than in a Public Offering) shall, by execution of a counterpart of this Agreement, become a party hereto, with all of the rights and obligations with respect to such shares or Warrants hereunder of the party hereto from whom such shares or Warrants were acquired (other than in the case of a transferee (other than a distributee pursuant to the terms of the ESOP and in accordance with ERISA) receiving Preferred Shares or Common Shares from the ESOT, who shall also be subject to each provision from which the ESOT has been exempted as a result of its legal status under ERISA).

                                   ARTICLE XIV

                                  Miscellaneous

               14.1 Amendment; Modification; Etc. This Agreement may be amended, modified or terminated and any provision hereof may be waived only by a written instrument duly executed by the holders of 80% or more of the Common Shares at the time outstanding and Common Shares issuable upon the exercise of outstanding Warrants and subject to this Agreement. Notwithstanding the foregoing, any amendment, modification, termination or waiver to this Agreement which adversely affects the rights of the MLCP Investors or the Other Investors, as the case may be, under Article III, V, VI, VII, X, XII or this Section 14.1 shall have no effect unless such amendment, modification, termination or waiver has been consented to in writing by all of the MLCP Investors or by all of the Other Investors, as the case may be.

               14.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

               14.3 Execution in Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

               14.4 Notices. All communications provided for herein shall be in writing and delivered by hand or mailed via Federal Express overnight courier as follows:

               (i) if to a Stockholder, to such Stockholder at its address specified in the Schedule of Stockholders (or an annex thereto, if such Stockholder shall have become a party hereto pursuant to Article XIII hereof), or

               (ii) if to Holdings, addressed to it, at 300 Sixth Avenue - Suite 800, Pittsburgh, Pennsylvania 15222, Attention: Mr. Robert B. Knutson, with a copy to Eckert Seamans Cherin & Mellott, 600 Grant Street - 42nd Floor, Pittsburgh, Pennsylvania 15219, Attention: Robert C. McCartney, Esq., or

               (iii) if to the Other Investors, addressed to them at their respective addresses set forth on Schedule 3 hereto; or

               (iv) if to EMC, addressed to it at 300 Sixth Avenue - Suite 800, Pittsburgh, Pennsylvania 15222, Attention: Mr. Robert B. Knutson, with a copy to Eckert Seamans Cherin & Mellott, 600 Grant Street - 42nd Floor, Pittsburgh, Pennsylvania 15219, Attention: Robert C. McCartney, Esq., or

               (v) if to the ESOT, addressed to it at Marine Midland Bank, N.A., 250 Park Avenue - 3rd Floor, New York, New York 10177, Attention:
        Stephen J. Hartman, Jr., or to such other address as any party shall furnish to the other parties in writing in accordance with this Section 14.4.

               14.5 Entire Agreement; Headings. This Agreement and the Agreements referred to herein embody the entire agreement and understanding among the parties and supersede all prior agreements and understandings relating to the subject matter hereof. The headings in and date of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

               14.6 Assignment. Except as otherwise provided herein, no party to this Agreement may assign any of its rights or obligations hereunder. This Agreement shall be binding on, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, executors or administrators and permitted assigns.

               14.7 Specific Enforcement; Other Remedies. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that each party hereto, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have hereunto signed their names or have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the date first above written.

                                            EMC HOLDINGS, INC.

                                            By_____________________________
                                              Title

             (Counterpart Signature Page to Stockholders Agreement)

               14.7 Specific Enforcement; Other Remedies. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that each party hereto, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have hereunto signed their names or have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the date first above written.

                                            ML EMPLOYEES LBO PARTNERSHIP
                                              NO. I, L.P.

                                            By ML Employees LBO Managers,
                                              Inc., as General Partner

                                            By__________________________________

             (Counterpart Signature Page to Stockholders Agreement)

               14.7 Specific Enforcement; Other Remedies. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that each party hereto, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have hereunto signed their names or have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the date first above written.

                                        ML OFFSHORE LBO PARTNERSHIP
                                           NO. IV

                                        By Merrill Lynch LBO
                                           Partners No. I, L.P., as
                                           Investment General Partner

                                        By Merrill Lynch Capital
                                           Partners, Inc., as Managing
                                           General Partner

                                        By______________________________________

             (Counterpart Signature Page to Stockholders Agreement)

               14.7 Specific Enforcement; Other Remedies. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that each party hereto, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have hereunto signed their names or have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the date first above written.

                                   MERRILL LYNCH INTERFUNDING INC.

                                   By___________________________________________

             (Counterpart Signature Page to Stockholders Agreement)

               14.7 Specific Enforcement; Other Remedies. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that each party hereto, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have hereunto signed their names or have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the date first above written.

                                   MERRILL LYNCH CAPITAL APPRECIATION
                                      PARTNERSHIP NO. IV, L.P.

                                   By Merrill Lynch LBO
                                      Partners No. I, L.P.,
                                      as General Partner

                                   By Merrill Lynch Capital Partners,
                                      Inc., as Managing General Partner

                                   By___________________________________________

             (Counterpart Signature Page to Stockholders Agreement)

               14.7 Specific Enforcement; Other Remedies. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that each party hereto, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have hereunto signed their names or have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the date first above written.

                                   MERRILL LYNCH KECALP, L.P. 1986

                                   By___________________________________________

             (Counterpart Signature Page to Stockholders Agreement)

               14.7 Specific Enforcement; Other Remedies. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that each party hereto, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have hereunto signed their names or have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the date first above written.

                                   EMC HOLDINGS, INC.
                                   EMPLOYEE STOCK OWNERSHIP PLAN

                                   By Marine Midland Bank, N.A., solely
                                   as Trustee and not in its
                                   individual or corporate capacity

                                   By___________________________________________
                                     Title:

             (Counterpart Signature Page to Stockholders Agreement)

               14.7 Specific Enforcement; Other Remedies. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that each party hereto, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have hereunto signed their names or have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the date first above written.

                                   THE NORTHWESTERN MUTUAL LIFE
                                      INSURANCE COMPANY

                                   By___________________________________________
                                      Name:
                                      Title:

             (Counterpart Signature Page to Stockholders Agreement)

               14.7 Specific Enforcement; Other Remedies. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that each party hereto, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have hereunto signed their names or have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the date first above written.

                                   NATIONAL UNION FIRE INSURANCE
                                      COMPANY OF PITTSBURGH, PA

                                   By___________________________________________
                                      Name:
                                      Title:

             (Counterpart Signature Page to Stockholders Agreement)